Exhibit 10.37

September 22, 2011

Neal Yanofsky

55 Hartwell Rd

Carlisle, MA 01741

Dear Neal:

Per your conversation with Nigel Travis, your employment with Dunkin’ Brands, Inc. (the “Company”) Company will terminate as of September 22, 2011 (the “Termination Date”).

At the time your employment terminates, and regardless of whether you elect to sign this Agreement, you will receive the following, less all authorized and all legally required deductions:

1.	Payment for all work you performed for the Company during the last payroll period through the Termination Date; and

2.	A lump sum payment for all hours of vacation time that you accrued but had not used as of the Termination Date as reflected on the Company’s books.

Your current participation and that of your eligible dependents in the Company’s group health and dental plans will continue through last day of the month in which your employment terminates. Thereafter, you may be eligible to continue, at your own cost, your participation and that of your eligible dependents in the Company’s group health and dental plans under the federal law known as “COBRA.” You will be provided with information regarding COBRA under separate cover.

You may also be eligible to convert your Company-provided life insurance to an individual plan, at your own cost, in accordance with the terms and conditions of that plan.

If you are a current participant, your salary deferral and the Company match to the 401(k) Savings Plan will cease coincident with the paycheck representing pay through the Termination Date. You will be provided with information under separate cover on your future participation and certain elections you may make with regard to the 401(k) plan. Except as expressly noted above, your participation in all Company employee benefit plans will end as of the Termination Date.

You will receive the compensation and benefits described above, whether or not you accept the severance offer described below.

The Company is prepared to provide you with certain severance benefits on the following terms and conditions:

130 Royal Street Canton, MA 02021	p 781-737-3000 t 781-737-4000

SEVERANCE AGREEMENT

1.	Severance Payment. The Company shall provide you with twelve (12) months salary, paid at your current rate of pay, less appropriate taxes or withholdings. Payment shall be made on the Company’s usual payroll schedule, beginning with the first payroll date after the Effective Date of this Agreement.

2.	COBRA. If you are eligible and elect to continue your participation and that of your eligible dependents in the Company’s group health and dental plans under COBRA, for four weeks from the last day of the month in which your employment terminates (or the date you cease to be eligible for coverage, if sooner), the Company will continue to pay that share of the premium cost that it pays for active employees generally.

3.	Outplacement. The Company will pay for twelve (12) month of outplacement services for you through a firm selected by the Company.

4.	Release of Claims. (a) For and in consideration of the payment set forth in paragraph 1 of this Agreement, to which you acknowledge you are not otherwise entitled, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, you, on your own behalf and on behalf of your heirs, executors, administrators, beneficiaries, representatives and assigns, hereby release and forever discharge the Company, its parent, subsidiaries and affiliates, and all of their respective past and present officers, directors, shareholders, officers, employees, employee benefit plans, insurers, agents, representatives, successors and assigns (collectively hereafter the “Releasees”), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type which you have had in the past, now have, or might now have, from the beginning of the world up to the date that you execute this Agreement, in any way resulting from, arising out of or connected with your employment or its termination, or pursuant to any federal, state or local statute, common law, employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker’s Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Massachusetts Fair Employment Practices Act, G.L. c. 151B, all state fair employment practices acts, each as amended, and any and all claims for wrongful discharge, discrimination, harassment, retaliation, common law claims, actions in tort, defamation, breach of contract, and claims of interest in unvested stock options, for wages or for attorneys’ fees), as well as claims under the Company Severance Program. (b) Notwithstanding the foregoing, this Release shall not apply to any claim to enforce the terms of this Agreement, any rights or claims that are vested under any retirement or stock option plan, or that may arise after your execution of this Release of Claims. (c) Nothing in this Release is intended to, or shall be interpreted to, discourage or interfere with rights under the Older Workers Benefit Protection Act to test the knowing and voluntary nature of this release of claims under the Age Discrimination in Employment Act, or to prevent the exercise of such rights. Nothing in this Release prevents you from participating in or cooperating in any governmental, administrative, or regulatory investigation or proceeding regarding the Company, but you acknowledge that this Release does prevent you from obtaining any benefit, damages or remedy from such investigation or proceeding.

130 Royal Street Canton, MA 02021	p 781-737-3000 t 781-737-4000

5.	Covenant Not to Sue. You agree and covenant never to file a lawsuit against the Releasees asserting any claims covered by the Release of Claims in paragraph 4. If you file such a lawsuit, you must “tender back”, that is give back before filing a lawsuit, any consideration you received in exchange for this Agreement. You agree that a court cannot even consider such a lawsuit until you tender back such consideration. In the event that the court considers such a lawsuit even though you have not tendered back the consideration, you agree that the Company may set-off any claim made against it or otherwise recover the amount you have received as consideration hereunder.

6.	Confidentiality. You agree to keep the terms and conditions of this Agreement and the facts and circumstances leading up to it confidential and shall not disclose them to anyone except immediate family members, attorneys and financial advisers, and only if they agree to keep this information confidential and not disclose it to others, or pursuant to court order, subpoena or as otherwise required by law.

7.	Non-Disparagement. You agree that you will not disparage, or in any way cause disparagement, to the Company, its affiliates, subsidiaries or any of its directors, officers or employees. The Company agrees that all calls from prospective employers will be directed to its Human Resources department, which shall provide only your starting and ending dates of employment and last position held.

8.	Company Property. (a) You represent and warrant that as of the date you sign this Agreement, you have returned all Company assets, such as computer(s), PDA(s), telephone(s), vehicle, and credit cards, all documents, materials, records, files and information, in any media, related to the business of the Company, including all copies, and all keys or other property of the Company in your possession or control. (b) You expressly acknowledge that you may not use, for the benefit of yourself or any other person or entity, any confidential information, proprietary information or trade secrets of the Company.

9.	Breach. Your breach of any of the terms set forth in this Agreement shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder. In addition to any other legal or equitable remedy available to the Company, it shall be entitled to recover any monies paid pursuant to you pursuant to this Agreement.

10.	Acknowledgement/Acceptance. (a) You acknowledge that you are signing this Agreement knowingly, voluntarily, with full understanding of its terms and effects and without duress, coercion, fraud or undue influence; (b)You are advised, prior to signing this Agreement, to seek the advice of an attorney of your choosing and all other advice you may require regarding the purpose and effect of this Agreement, its Release of Claims and all matters contained herein, including without limitation those under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act; (c) You have twenty-one (21) days from the date you receive this Agreement to consider its terms and the consequences of the Release of Claims contained herein and to accept the terms of this Agreement by signing below and returning it to Dunkin’ Brands, Inc. c/o Christine Deputy, Chief Human Resources Officer, Dunkin’ Brands, Inc., 130 Royall Street, Canton, MA 02021 (although you may choose to voluntarily execute this Agreement prior to the expiration of the twenty-one (21) day period); (d) If you thereafter desire to revoke acceptance of this Agreement, you must do so by notice in writing to Ms. Deputy within seven (7) days following the execution of this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you and you have not revoked it (the “Effective Date”). The parties agree that any changes to the offer in this Agreement, whether material or not, do not restart the running of the 21 day period.

130 Royal Street Canton, MA 02021	p 781-737-3000 t 781-737-4000

11.	No Liability or Wrongdoing. The parties hereto agree and acknowledge that this Agreement is intended only to settle all matters between the parties and nothing contained in this Agreement, nor an of its terms and provisions, nor an of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as or deemed to be evidence of an admission of liability or wrong doing by any of the Releases, and any such liability or wrong doing is hereby expressly denied by each of the Releases.

12.	Miscellaneous. (a) This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, heirs, executors, administrators, successors and assigns. (b) This Agreement contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters. You represent that you have carefully read this Agreement, that you are not relying on any promise or representation, whether oral or written, that is not expressly contained herein, that you have been afforded the opportunity to be advised of its meaning and consequences by your own attorney, and have signed the same of your own free will. (c) The provisions of this Agreement are severable, and if any provision of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. (d) This Agreement shall be interpreted and construed pursuant to the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. (e) This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

If you fail to timely return this signed Agreement to the Company within 21 days, this severance offer shall expire and will no longer be available to you.

If you should have any questions, please feel free to contact me.

Regards,

/s/ Christine Deputy
Christine Deputy
Chief Human Resource Officer
Dunkin’ Brands, Inc

ACCEPTED AND AGREED TO:

/s/ Neal Yanofsky
Neal Yanofsky

9/29/11

[DATE]

130 Royal Street Canton, MA 02021	p 781-737-3000 t 781-737-4000